Exhibit 3.83

OPERATING AGREEMENT

FOR

WIND RIVER MATERIALS, LLC

The undersigned, have caused the limited liability company Wind River Materials, LLC (the “Company”) to be organized as a limited liability company under the laws of the State of Wyoming effective as of the 20th day of October, 2010, and they wish to enter into this Operating Agreement (the “Agreement”) to set forth the terms and conditions on which the management, business and financial affairs of the Company shall be conducted.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby covenants and agrees as follows:

ARTICLE I — Definitions

“Accounting Period” means the period beginning on the day following any Adjustment Date (or, in the case of the first Accounting Period, beginning on the day of formation of the Company) and ending on the next succeeding Adjustment Date.

“Act” means the Wyoming Limited Liability Company Act and its default provisions, 17-29-101, et seq. (as amended from time to time).

“Adjustment Date” means (i) the last day of each Fiscal Year, (ii) the date of any adjustment pursuant to clause (i) or (ii) of the definition of Book Value, and (iii) any other date determined by the Managers as appropriate for a closing of the Company’s books.

“Articles” means the Articles of Organization, as filed with the Secretary.

“Authorized Representative” means any person authorized to act on behalf of the Company pursuant to Section 4.4.

“Available Cash” means all cash funds of the Company on hand from time to time (other than cash funds obtained as Capital Contributions, Capital Event Proceeds and cash funds obtained from loans to the Company) after (i) payment of all operating expenses of the Company as of such time, (ii) reasonable provisions for payment of all obligations of the Company as of such time, and (iii) reasonable provisions for a working capital and other reserves for identified future needs.

“Book Value” means, with respect to any Company asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i) the initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset;

(ii) the Book Values of all of the Company’s assets shall be adjusted by the Company to equal their respective gross fair market values as of the following times: (a) the admission of a Person (other than a transferee) as a new Member of the Company; (b) the distribution by the Company of money or property to a Member in consideration of the retirement of all or a portion of such Member’s Interest; and (c) any time that either one or more Members, but fewer than all Members, or all Members but not in proportion to their Percentage Interests, make a Capital Contribution to the Company;

(iii) the Book Value of any or all of the Company’s assets shall be adjusted to the gross fair market value thereof if the Managers determine that such adjustment is necessary in order to ensure that the allocations of Net Profits and Net Losses provided for under this Agreement comply with the Treasury Regulations issued under section 704(b) of the Code; and

(iv) if the Book Value of any asset has been adjusted pursuant to clause (i), (ii) or (iii) hereof, such Book Value shall thereafter be adjusted by any Depreciation taken into account with respect to such asset.

“Capital Account” has the meaning set forth in Section 5.3 hereof

“Capital Contributions” means, with respect to any Member, the amount of cash or the gross fair market value of any property contributed by such Member to the Company pursuant to Article V and the other provisions of this Agreement.

“Capital Event Proceeds” means the net amount of cash received by the Company from the sale, exchange, refinancing, condemnation, casualty loss or other disposition by the Company of its assets outside of the ordinary course of business, less (i) the portion thereof disbursed by the Managers for the payment of the Company’s debts and expenses and (ii) such other reserves as the Managers in their business judgment may see fit to establish.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor act thereto.

“Depreciation” shall mean, for any Accounting Period and with respect to any asset, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to such asset for such period for U.S. federal income tax purposes, provided that if the Book Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of any such period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the Managers.

“Dissolution Event” has the meaning set forth in Section 11.1 hereof

“Fiscal Year” means the Company’s fiscal year which shall end on December 31 in each year and which shall be the same for income tax and financial and accounting purposes, unless determined otherwise by the Managers.

“Indemnified Person” means any person entitled to indemnification pursuant to the terms set forth in Article VIII.

“Interest” of a Member means the Member’s “interest in the Company” (as defined in the Act) and such Member’s rights and obligations with respect to the Company pursuant to this Agreement and applicable law.

“Majority” or “Majority-In-Interest” means more than fifty percent (50%) of all Percentage Interests in the Company.

“Manager” means a Manager of the Company, whose rights, powers and duties are specified in Article IV hereof.

“Member” means each person that is identified as an initial Member in Schedule A hereto or is admitted as a Member as provided in Article IX hereof. A Person shall cease to be a Member at such time as such Person no longer owns an Interest as a Member.

“Net Profits” and “Net Losses” means, with respect to any Accounting Period, the net income or net loss of the Company for such Accounting Period, determined in accordance with section 703(a) of the Code, including any items that are separately stated for purposes of section 702(a) of the Code, as determined in accordance with U.S. federal income tax accounting principles with the following adjustments:

(i) any income of the Company that is exempt from U.S. federal income tax shall be included as income;

(ii) any expenditures of the Company described in section 705(a)(2)(B) of the Code or treated as section 705(a)(2)(B) of the Code expenditures pursuant to section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations shall be treated as current expenses;

(iii) any items of income, gain, loss or deduction specially allocated pursuant to this Agreement shall be excluded from the determination of Net Profits and Net Losses;

(iv) without giving effect to any adjustments made pursuant to sections 734 or 743 of the Code;

(v) treating as an item of gain (loss) the excess (deficit), if any, of the gross fair market value of property distributed in such Accounting Period over (under) such property’s Book Value;

(vi) treating as an item of gain (or loss) the amount of any adjustment to the Book Value of any asset pursuant to clause (ii) or (iii) of the definition of Book Value; and

(vii) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such net income or loss, there shall be taken into account Depreciation for such Accounting Period.

“Percentage Interest” means with respect to any Member, (i) for the initial Percentage Interest, the percentage set forth opposite such Member’s name on column 2 of Schedule A hereto, and (ii) upon the occurrence of any event described in clause (ii) of the definition of Book Value herein, the percentage obtained by dividing the Capital Account of such Member by the aggregate Capital Accounts of all of the Members.

“Person” means any natural person or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person where the context so admits.

“Secretary” means the Wyoming Secretary of State and any successor thereto.

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code, as they may be amended from time to time.

“Unreturned Capital” means so much of a Member’s Capital Contributions that have not been returned to such Member by way of distributions under Section 7.1(b).

ARTICLE II — Purpose, Principal Office, Etc.

2.1 Purpose. The Company is formed to engage in any lawful activity for which limited liability companies may be formed under the Act, and to engage in any and all activities necessary or incidental to the foregoing, including, without limitation, acquiring, operating, managing, holding and disposing of real estate (and interests therein), stocks, bonds, notes, debentures, limited liability company interests, limited partner interests and other securities and assets of any kind.

2.2 Principal Office. The principal office of the Company shall be located at 120 E. Elk Street, Kemmerer, WY 83101. The location of the Company’s principal place of business may be changed by the Managers from time to time in accordance with the then applicable provisions of the Act and any other applicable laws.

2.3 Registered Office and Registered Agent. The address of this company’s initial registered office and the name of its original registered agent at this address is: Monica Hunzie, 120 E. Elk Street, Kemmerer, WY 83101. The Managers may from time to time in accordance with the Act change the Company’s registered office or registered agent or both. The Managers shall select and designate a registered office and registered agent for the Company in each other state in which the Company is required to maintain or appoint one.

2.4 Term. The term of the Company shall begin upon the acceptance of the Articles of Organization by the Secretary and shall continue in existence until terminated pursuant to Section 11.1 hereof.

2.5 Limited Liability. Except as otherwise provided by Act or herein, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Managers nor the Members shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

2.6 Other Business. The Managers, Members and any Person affiliated with any of the Managers or Members may engage in or possess an interest in other business ventures of every kind and description, independently or with others. Neither the Company nor other Members shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

2.7 Transaction of Business. With the consent of the Managers, any Member shall have the authority to lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company. Any Member transacting business with the Company shall have the same rights and obligations with respect to such matter as person who is not a Member or Manager.

2.8 Filings. The Managers and any Authorized Representative (as hereinafter defined) are hereby authorized to execute and file (or direct the execution and filing of) Articles of Organization with the Secretary. The Managers are hereby authorized to execute, file and record all such other certificates and documents, including amendments to the Articles of Organization, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property and the conduct of business under the laws of the State of Wyoming and any other jurisdiction in which the Company may own property or conduct business.

ARTICLE III—Voting Powers, Meetings, Etc. of Members

3.1 In General. The Members shall not be entitled to participate in the day-to-day affairs and management of the Company, but instead, the Members’ right to vote or otherwise participate with respect to matters relating to the Company shall be limited to those matters as to which the express terms of the Act, the Articles of Organization or this Agreement vest in the Members the right to so vote or otherwise participate.

3.2 Actions Requiring Approval of Members.

(a) Notwithstanding any other provision of this Operating Agreement, the approval of the Members shall be required in order for any of the following actions to be taken on behalf of the Company:

(i) Amending the Articles of Organization in any manner that materially alters the preferences, privileges or relative rights of the Members.

(ii) Electing the Managers as provided in Article IV hereof.

(iii) Taking any action that would make it impossible to carry on the ordinary business of the Company.

(iv) Confessing a judgment against the Company in excess of $10,000.

(v) Filing or consenting to filing a petition for or against the Company under any federal or state bankruptcy, insolvency or reorganization act.

(vi) Loaning Company funds in excess of $10,000 or for a term in excess of one year to any Member.

(b) Unless the express terms of this Operating Agreement specifically provide otherwise, the affirmative vote of a Majority-In-Interest of the Members shall be necessary and sufficient in order to approve or consent to any of the matters set forth in Section 3.2(a) above or any other matters that require the approval or consent of the Members.

3.3 Action by Members. In exercising their rights as provided above, the Members shall act collectively through meetings or written consents as provided in this Article.

3.4 Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Managers, and shall be called by the Managers at the request of any two Members, or such lesser number of Members as are Members of the Company.

3.5 Place of Meeting. The place of any meeting of the Members shall be the principal office of the Company, unless another place is designated by the Managers.

3.6 Notice of Meetings. Written notice stating the place, day and hour of any meeting of the Members and the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Managers, to each Member, unless the Act or the Articles of Organization require different notice.

3.7 Conduct of Meetings. All meetings of the Members shall be presided over by a chairperson of the meeting, who shall be the Managers, or a Member designated by the Managers. The chairperson of any meeting of the Members shall determine the order of business and the procedure at the meeting, including regulation of the manner of voting and the conduct of discussion, and shall appoint a secretary of such meeting to take minutes thereof.

3.8 Participation by Telephone or Similar Communications. Members may participate and hold a meeting by means of conference telephone or similar communications equipment by means of which all Members participating can hear and be heard, and such participation shall constitute attendance and presence in person at such meeting.

3.9 Waiver of Notice. When any notice of a meeting of the Members is required to be given, a waiver thereof in writing signed by a Member entitled to such notice, whether given before, at, or after the time of the meeting as stated in such notice, shall be equivalent to the proper giving of such notice.

3.10 Action by Written Consent. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if one or more written consents to such action are signed by the Members who are entitled to vote on the matter set forth in the consents and who constitute the requisite number or percentage of such Members necessary for adoption or approval of such matter on behalf of the Company. By way of example and not limitation, a Majority-In-Interest of the Members may take action as to any matter specified in Section 3.2(a) hereof by signing one or more written consents approving such action, without obtaining signed written consents from any other Members. Such consent or consents shall be filed with the minutes of the meetings of the Members. However, unless the written consents of all Members have been obtained, notice of any Member approval without a meeting shall be given at least five (5) days before the consummation of the transaction, action, or event authorized by the Member action to those entitled to vote who have not consented in writing. The notice must be accompanied by a description of the transaction, action, or event.

ARTICLE IV — Management of the Company

4.1 Management and Control. The Company shall be managed by Managers. Except as otherwise expressly provided in the Act, the Articles of Organization or this Operating Agreement, the Managers are authorized and empowered on behalf of and in the name of the Company to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that they may, in their sole discretion, deem necessary, advisable or incidental thereto. No member other than a Manager shall have authority to manage or specifically bind the Company except as specifically provided in this Operating Agreement.

4.2 Election, Etc. of Managers.

(a) Richard J. Barrett and Jason T. Kilgore shall serve as the initial Managers of the Company until their respective successors shall be duly elected and qualified.

(b) If any Person resigns or otherwise vacates the office of Manager, the Members shall elect a replacement Manager to serve the remaining term of such office, unless one or more other Persons then serve as Managers and the Members determine not to fill such vacancy. A Person may be removed as a Manager by the Members with or without cause at any time. A Manager may, but shall not be required to, be elected from among the Members. A Manager may be a natural person or an entity.

4.3 Powers. Except as otherwise expressly provided in the Act, the Articles of Organization or this Operating Agreement, the Managers shall have full, exclusive and complete discretion, power and authority to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, including without limitation, for Company purposes, the power to:

(a) acquire by purchase, lease or otherwise, any real or personal property, tangible or intangible;

(b) construct, operate, maintain, finance and improve and to own, sell, convey, assign, mortgage or lease any property owned or held by the Company;

(c) enter into agreements and contracts in connection with the Company’s business;

(d) borrow money for and on behalf of the Company and execute any guaranty on behalf of a third party and pledge Company property to secure any such obligation;

(e) execute or modify agreements or contracts with respect to any part or all of the property owned or held by the Company;

(f) repay, in whole or in part, refinance, amend, modify or extend any mortgages or deeds of trust that may affect any property owned or held by the Company and, in connection therewith, to execute for and on behalf of the Company any extensions, renewals or modifications of such mortgages or deeds of trust;

(g) execute any and all other instruments and documents that may be necessary, or in the reasonable opinion of the Managers, desirable to carry out the intent and purpose of this Agreement;

(h) make any and all expenditures that the Managers, in their sole discretion, deem necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, all operating, capital, legal, accounting, investment advisory and other related expenses incurred in connection with the organization, financing and operation of the Company or in connection with its property;

(i) enter into any kind of activity necessary for, in connection with, or incidental to, the accomplishment of the purposes of the Company;

(j) open bank accounts, and invest and reinvest Company monies in short term instruments or money market funds or any securities or other investments, whether or not publicly traded or readily marketable;

(k) loan money on behalf of the Company;

(1) carry out the Company purposes through other limited liability companies, joint ventures, partnerships, corporations, trusts or other entities;

(m) purchase liability and other insurance to protect the Company’s property and business, including policies of life insurance which insure the life of any Member;

(n) pay all Company debts, obligations and expenses;

(o) employ accountants, attorneys, appraisers or other professionals to perform services for or on behalf of the Company and to compensate them from Company funds; and

(p) perform any and all other acts as the Managers may deem necessary or appropriate to the conduct of the Company’s business.

4.4 Authorized Representatives.

(a) The Managers may (i) authorize by written action any person to enter into and perform any contract on behalf of the Company, and (ii) appoint individuals (including one or more Managers), with such titles as they may select, as officers, employees or agents of the Company to act on behalf of the Company, for such reasonable compensation as the Managers shall determine, and with such power and authority as the Managers may delegate from time to time to any such person, upon delivery to the Secretary of a Statement of Authority in accordance with Section 17-29-302 of the Act.

(b) Any Statement of Authority filed with the Secretary pursuant to Section 4.4(a) must comply with the requirements of Section 17-29-302 of the Act, including that the Statement of Authority:

(i) include the name of the company and the street and mailing addresses of its designated office;

(ii) with respect to any position that exists in or with respect to the Company, that it state the authority, or limitations on the authority, of all persons holding the position to:

(A) execute an instrument transferring real property held in the name of the Company; or

(B) enter into other transactions on behalf of, or otherwise act for or bind, the Company; and

(iii) that it state the authority, or limitations on the authority, of a specific person to:

(A) execute an instrument transferring real property held in the name of the Company; or

(B) enter into other transactions on behalf of, or otherwise act for or bind, the Company.

(c) Any such persons, individuals, officers, employees and agents (each “Authorized Representative”) may be removed by the Managers at any time and from time to time through the Managers filing a cancellation of the Statement of Authority with the Secretary in accordance with Section 17-29-302(b) of the Act.

4.5 Authority. The Managers and any Authorized Representative shall have the right to act for and bind the Company and may execute documents, instruments and contracts in the name of and on behalf of the Company. Any person or entity dealing with the Company, the Members, the Managers or any Authorized Representative may rely upon a certificate signed by the Managers as to the identity of the Members, the Managers or such Authorized Representative and as to the authority of the Managers or such Authorized Representative to execute and deliver any agreement or other instrument or document on behalf of the Company. No person dealing with the Managers need inquire into the validity or propriety of any agreement, instrument or document executed in the name of the Company by the Managers, or as to the authority of the Managers executing the same.

4.6 Decisions by Managers. During any period in which more than two persons are serving as the Managers, and except as otherwise provided herein, all decisions which under this Agreement are to be made by the Managers shall be made by the majority of such Managers, with each Manager having one vote. If only two persons are serving as the Managers, all decisions shall be made by a unanimous vote of such Managers unless otherwise agreed by them. Moreover, if an even number of persons are serving as the Managers and such Managers are unable to take action or make a decision because of a disagreement or dispute, such decision shall be made by a vote of all of the Members of the Company. If only one person is serving as the Manager all decisions to be made by the Managers shall be made by such person serving as the sole Manager.

In exercising their powers and authority under, and otherwise carrying out the provisions of, this Agreement, the Managers shall act solely in the best interests of, and shall have a fiduciary duty (including the duty of loyalty, the duty of good faith and fair dealing, the duty of care, and the duty to disclose material information) with respect to, the Company and the Members.

4.7 Execution of Documents by Managers. When more than one person is serving as a Manager, the signature of one Manager on a contract or other document on behalf of the Company shall be legally binding as to the Company and its Members even though such Manager did not have the authority to do so under the provisions of this Agreement.

4.8 IRC Section 754 Elections. The Managers shall have the power, in their sole discretion, to (a) cause an election under section 754 of the Code to be made with respect to the Company, (b) determine the method (or methods) adopted by the Company for making any income tax allocations required by section 704(c) of the Code or the Treasury Regulations issued thereunder, (c) make such allocations for Federal, state and local income tax purposes as may be necessary to maintain substantial economic effect, or to ensure that such allocations are in accordance with the Interests of the Members in the Company, within the meaning of the Code and the Treasury Regulations, and (d) determine all other tax matters relating to the Company, including accounting procedures, not expressly provided for by the terms of this Agreement.

4.9 Reliance by Authorized Representatives. An Authorized Representative shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Authorized Representative reasonably believes are within such person’s or entity’s professional or expert competence.

4.10 Incapacity of Individual Manager.

(a) For purposes of this Agreement, an individual who is a Manager shall be treated as being incapacitated if he or she lacks sufficient understanding or capacity to make or communicate responsible decisions concerning the management of the Company assets by reason of mental illness, mental deficiency, mental disorder, physical illness or disability, chronic use of drugs, chronic intoxication or other similar cause. The existence of a Manager’s incapacity shall be conclusively established by (i) a determination of a court having jurisdiction of such matters, (ii) the written opinion of the Manager’s regularly attending physician or (iii) the written opinion of two other physicians licensed to practice medicine in the state in which the Manager resides.

(b) If a Manager is treated as being incapacitated, he or she shall be deemed to have irrevocably resigned as a Manager. If the effect of the incapacity results in there being no remaining Manager, the remaining Members by the vote of a Majority-In-Interest shall designate a new Manager.

4.11 Reimbursement. Each Manager shall be entitled to reasonable compensation for services rendered to the Company in that capacity as well as to be reimbursed for all expenses reasonably incurred by such manager in connection with the business and purposes of the Company.

ARTICLE V—Contributions and Capital Accounts

5.1 Initial Capital Contributions. On or prior to the date hereof, each Member shall make an initial Capital Contribution of all or a portion of such Member’s right, title and interest in and to the property set forth opposite such Member’s name in column 2 of Schedule A hereto, in exchange for the respective Percentage Interests set forth in column 4 thereon. The parties to this Agreement agree that the fair market value of the foregoing contributions is set forth in column 3 of Schedule A hereto.

5.2 Additional Contributions. No Member shall be required to make any Capital Contribution in addition to his or her initial Capital Contribution, and the Members may make additional Capital Contributions to the Company only if such additional Capital Contributions are made pro rata by all the Members or all the Members consent in writing to any non-pro rata contribution. The fair market value of any property other than cash or publicly traded securities to be contributed as an additional Capital Contribution shall be (a) agreed upon by the contributing Member and a Majority-in-Interest of the Members before the contribution, or (b) determined by a disinterested appraiser selected by the Managers.

5.3 Capital Accounts. For each Member, there shall be established a separate Capital Account to which such Member’s initial Capital Contribution shall be credited. As of the end of each Accounting Period, the balance in each Member’s Capital Account shall be adjusted by (a) increasing such balance by such Member’s (i) allocable share of Net Profits for such Accounting Period (allocated in accordance with Section 6.1 hereof) and (ii) Capital Contributions, if any, made during such Accounting Period and (b) decreasing such balance by (i) the amount of cash and the fair market value of property distributed to such Member during such Accounting Period and (ii) such Member’s allocable share of Net Losses for such Accounting Period (allocated in accordance with Section 6.1). The Capital Accounts shall also be adjusted to reflect any special allocations made pursuant to this Agreement and any Member indebtedness transferred to the Company and any Company indebtedness transferred to a Member.

5.4 Negative Capital Accounts. No Member shall be required to make up a negative balance in the Member’s Capital Account.

5.5 No Withdrawal of Capital. Unless as otherwise provided by the Act or expressly herein, no Member shall have the right to withdraw the Member’s capital from the Company or to receive any distribution of or return on such Member’s Capital Contributions.

5.6 Loan. No loan or promissory note made to the Company by any Member (whether or not evidenced by a promissory note) shall constitute a Capital Contribution to the Company for any purpose.

ARTICLE VI—Allocations and Tax Matters

6.1 Allocations to Capital Accounts. Net Profits or Net Losses with respect to any Accounting Period shall be allocated among the Capital Accounts of the Members in proportion to their Percentage Interests in effect during such Accounting Period.

6.2 Tax Allocations and Other Tax Matters. Except as otherwise provided in the following sentence, each item of income, gain, loss and deduction recognized by the Company shall be allocated among the Members, for U.S. federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item is allocated to the Members’ Capital Accounts, provided that the Managers may adjust such allocations as long as such adjusted allocations have substantial economic effect or are in accordance with the interests of the Members in the Company, within the meaning of the Code and the Treasury Regulations. Each item of income, gain, loss and deduction with respect to property contributed to the Company shall be allocated in accordance with the principles of section 704(c) and section 737 of the Code and the Treasury Regulations thereunder. Tax credits and tax recapture shall be allocated in accordance with the Members’ interests in the Company as provided in Treasury Regulations section 1.704-1(b)(4)(ii). The Managers shall have the power, in their sole discretion, to (a) cause an election under section 754 of the Code to be made with respect to the Company, (b) determine the method (or methods) adopted by the Company for making any income tax allocations required by section 704(c) of the Code or the Treasury Regulations thereunder, and (c) determine all other tax matters relating to the Company, including accounting procedures, not expressly provided for by the terms of this Agreement.

6.3 Allocation of Income and Loss in Respect of Interests Transferred or Reduced. If a Member shall Transfer an Interest pursuant to Section 9.3 of this Agreement (or a Member shall be admitted to the Company) other than on the first day of the Company’s taxable year, the Company books shall not be closed but instead the Net Profits and Net Losses allocable in respect of such Interest (or all Interests) for such taxable year shall be apportioned between the transferor and the transferee (or between the Persons who were Members immediately before such admission and the persons who are Members immediately after such admission) based on the portion of the taxable year that has elapsed prior to such transfer (or admission), as provided in section 1.706-1(c)(2)(ii) of the Treasury Regulations, unless the Manager shall otherwise elect or as may otherwise be required by section 1.706-1(c)(5) of the Treasury Regulations in the case of a Transfer by gift.

6.4 Taxation Treatment. Initially, the Company shall be treated as a disregarded entity under the Code for income tax purposes.

ARTICLE VII—Distributions

7.1 Distributions of Cash.

(a) Distribution of Available Cash. Available Cash shall be distributed to the Members according to their Percentage Interests in such amounts and at such times as the Managers shall determine consistent with the Managers’ fiduciary duty to the Company and the Members of the Company.

(b) Distribution of Capital Event Proceeds. Capital Event Proceeds shall be distributed to the Members in such amounts and at such times as the Managers shall determine in their discretion but always in the following rank and order:

(i) Among the Members in proportion to, and to the extent of, their Unreturned Capital.

(ii) The remainder, if any, among the Members according to their Percentage Interests.

7.2 Member Tax Liability. The amount of tax which is required to be paid or withheld by the Company with respect to any Member’s allocable share of the income of the Company shall be assessed to such Member, who shall pay the same to the Company or the taxing authority forthwith upon demand of the Managers. The Managers may in their discretion set off any such tax against any amounts otherwise distributable to a Member under this Agreement. Each Member hereby indemnifies the Company and every other Member and agrees to hold them harmless from any liability or loss they might incur by virtue of any such tax with respect to such Member’s allocable share of the income of the Company.

7.3 Restrictions on Distributions. Notwithstanding the distributions contemplated by this Section, if the Company has creditors, no distribution may be made if, after giving effect to such distribution, (i) the Company would be unable to pay its debts as they become due in the usual course of business, (ii) the net assets of the Company would be less than zero, or (iii) it would be in violation of the Act.

7.4 Liquidating Distributions. Distributions of proceeds resulting from a termination and dissolution of the Company shall be distributed by the Managers in the manner set forth in Section 11.4 hereof.

ARTICLE VIII—Exculpation, Indemnification, and Insurance

8.1 Exculpation. So long as a Manager acts in good faith with respect to the conduct of the business and affairs of the Company, no Manager shall be liable or accountable to the Company or to any of the other Managers and Members, in damages or otherwise, for any error of judgment, for any mistake of fact or of law, for any other act or thing that the Manager may do or refrain from doing in connection with the business and affairs of the Company or for any act or omission performed or omitted by a Manager or Authorized Representative, except for willful misconduct or gross negligence or breach of fiduciary duty, and further except for breaches of contractual obligations or agreements between the Manager and the Company. Whenever in this Agreement a Manager is permitted or required to make decisions in good faith, the Manager shall act under such standard imposed by this Agreement or any relevant provisions of law or in equity or otherwise. A Manager shall not be relieved of any breach of the Manager’s fiduciary obligations to the Company or its Members as set forth in the Act.

8.2 Reliance. A Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Members, officers, employees or committees, or by any other person as to matters the Manager reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company (including, without limitation, information, opinions, reports or statements as to the value and the amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid). In addition, the Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by him or her, and any opinion of any such person as to matters which the Manager reasonably believes to be within such person’s professional or expert competence shall be a full and complete authorization and shall provide full and complete protection in respect of any action taken or suffered or omitted by the Manager hereunder in good faith and in accordance with such opinion.

8.3 Indemnification. In addition to any other powers provided by law:

(a) The Company has power to indemnify any person (an “Indemnified Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the Indemnified Person is or was a Manager, Member, Authorized Representative, employee or agent of the Company, or is or was serving at the request of the Company as a Manager, Member, officer, director, Authorized Representative, employee or agent of another Company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the Indemnified Person acted in good faith and in a manner the Indemnified Person reasonably believed to be not opposed to the best interests of the Company (measured by the same fiduciary duty standards applicable to Managers in Section 4.6), and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnified Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which the Indemnified Person reasonably believed to be or not opposed to the best interests of the Company (measured as aforesaid), and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Indemnified Person’s conduct was unlawful.

(b) The Company has the power to indemnify any Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnified Person was or is a Manager, Member, Authorized Representative, employee or agent of the Company, or is or was serving at the request of the Company as a Member, Manager, Authorized Representative, director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise at the request of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Person in connection with the defense or settlement of such action or suit if the Indemnified Person acted in good faith and in a manner the Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company (measured as aforesaid) and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the Indemnified Person’s duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c) To the extent that a Manager, Member, Authorized Representative, director, employee or agent of a Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 8.3(a) or (b), or in defense of any claim, issue or matter therein, the Indemnified Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under Section 8.3(a) or (b) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, Member, Authorized Representative, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.3(a) or (b). Such determination shall be made by the Managers (but excluding any Manager who was a party to such action, suit or proceeding) if any such Managers were not parties to such action, suit or proceeding supported by independent legal counsel in a written opinion. If all of the Managers were parties to such action, suit, or proceeding, then such determination shall be made by a Majority-In-Interest of the Members provided such Members were not parties to such action, suit, or proceeding supported by independent legal counsel in a written opinion.

(e) The indemnification provided by this Section 8.3 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement, or otherwise, both as to action in the Indemnified Person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Manager, Member, Authorized Representative, employee or agent and shall inure to the benefit of the heirs and personal representatives of such person.

8.4 Insurance. The Company may purchase and maintain insurance or other similar protection for its benefit, the benefit of any Indemnified Person, or both, against any Claims, whether or not the Company would have the obligation to indemnify such Indemnitee against such liability.

8.5 Expenses. To the fullest extent permitted by applicable law, expenses (including, without limitation, attorneys’ fees and disbursements) incurred by an Indemnified Person in defending any claim, demand, action (a civil or criminal), suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, subject to recapture by the Company following a later determination that such Indemnified Person was not entitled to be indemnified hereunder.

ARTICLE IX—Resignation; Admission of Members

Voluntary Transfers of Interests; Involuntary Transfers of Interests

9.1 Resignation.

(a) Resignation by Manager. A Manager may resign at any time by giving written notice to the other Manager of the Company, or if none, to the Members of the Company. The resignation of a Manager shall take effect upon delivery of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Such resignation may be revoked at any time before its effective date by delivery of a notice of revocation to the other Manager, or if none, to the Members. The resignation of a Manager shall not affect such Manager’s rights and liabilities as a Member.

(b) Withdrawal by Member. In accordance with the Act, no Member shall have the right to withdraw from the Company, except upon the dissolution and completion of winding up of the Company, or as a result of a transfer of the Member’s Interest pursuant to Section 9.4 hereof.

9.2 Admission of Members.

(a) Admission of New Members. No person shall be admitted to the Company as a Member without the unanimous consent of the Members. Upon the admission of one or more new Members, the Managers are authorized to adjust the Percentage Interests of the Members to reflect the dilution, if any, required to admit such new Members. Any such dilution shall be in proportion to the Members’ Percentage Interests in the Company, unless otherwise agreed by each such Member whose Percentage Interest may be diluted in excess of that proportion. The Percentage Interest to be granted to a new Member shall take due account of the value of the new Member’s capital contribution and capital commitment in relation to the value of the Company upon admission. Each new Member shall have all of the rights, duties and obligations of the original Members hereunder and in all respects each new Member’s admission shall be subject to all of the terms and provisions of this Agreement.

(b) Admission of Member. If a Member transfers all or any part of his, her or its Interest in accordance with this Agreement, the transferee of such Member shall be admitted to the Company as a Member provided that:

(i) the transferring Member and his, her or its transferee execute and deliver such instruments as the Managers deem necessary or desirable to effect such admission;

(ii) such transferring Member furnishes to the Managers such assurances as the Managers may request, including, without limitation, an opinion of counsel, which opinion and which counsel are satisfactory to the Managers, that the transfer of such Member’s Interest complies with, or does not require the registration under applicable Federal and state securities laws, and that such transfer shall not require the Company to be registered under the Investment Company Act of 1940, as amended; and

(iii) except as provided in Sections 9.4, 9.5, 9.6 and 9.9, the Members consent to the admission of such transferee as a Member.

Newly admitted Members shall have all of the rights, duties and obligations of the original Members hereunder, and in all respects their admission shall be subject to all of the terms and provisions of this Agreement.

(c) Unadmitted Assignee. A person who acquires all or any portion of a Member’s Interest but who is not admitted as a Member pursuant to Section 9.2(b) above shall be a mere assignee (herein an “Unadmitted Assignee”) under the Act and shall have the right to receive such distributions to which the assignor was entitled to the extent assigned and shall be allocated the share of Net Profits and Net Losses attributable to such Interest transferred to such person and shall otherwise be treated as a Member for Federal and state income tax purposes and for purposes of the distribution of cash or other assets to such person upon dissolution of the Company pursuant to Section 11.1 hereof but shall have no right to participate in the management of the business or affairs of the Company or exercise any rights as a Member under this Agreement, to require any information or account of Company transactions, or to inspect the Company books and records.

9.3 Voluntary Transfers of Member Interest. Except as provided under Sections 9.4, 9.5, and 9.8 hereof each Member hereby covenants and agrees that he, she or it shall only sell, assign, transfer, mortgage, pledge, encumber, hypothecate or otherwise dispose of all or any part of his, her or its Interest to any person after first having obtained the unanimous written consent of the Members.

9.4 Right of First Refusal on Transfer of Member Interests.

(a) Company’s First Option. If a Member desires to sell his, her or its Interest (the “Offeror”) and has received a bona fide third party offer in writing (the “Offer”) from an individual or entity, the Offeror shall, within five (5) days of receiving such Offer, give the Company the first option to purchase and redeem the Offeror’s Interest on the same terms and conditions as the Offer (the “First Option”) by written notice (the “Offer Notice”) to the Managers. The Company may elect, by written notice to the Offeror and to the other Members (the “First Exercise Notice”) given within thirty (30) days after receiving the Offer Notice (the “First Response Date”), to purchase the Offeror’s Interest. If, on or before the First Response Date, there is a First Exercise Notice, then the Offeror shall be required to sell the Interest to the Company under the same terms and conditions contained in the Offer.

(b) Members’ Second Option. If no First Exercise Notice is received by the First Response Date or the Company has notified the Offeror that the First Option will not be exercised, the Offeror shall give the other Members the second option to purchase and redeem the Offeror’s Interest on the same terms and conditions as the Offer (the “Second Option”) by written notice (the “Second Offer Notice”) to the other Members. Each of the other Members shall initially be entitled to purchase that fraction of the Offeror’s Interest subject to the Offer equal to each such Member’s Percentage Interest divided by the Percentage Interests of all Members other than that of the Offeror. The other Members may elect, by written notice to each Member and Manager (the “Second Exercise Notice”) within thirty (30) days of the Second Offer Notice (the “Second Response Date”), to purchase the Offeror’s Interest. If, on or before the Second Response Date, there is a Second Exercise Notice, then the Offeror shall be required to sell the Interest to the exercising Member(s) or their designee(s) (the “Purchasing Members”). Unless otherwise agreed between the Purchasing Members, each Purchasing Member shall be entitled to purchase that fraction of the Offeror’s Interest subject to the Offer equal to the Purchasing Member’s Percentage Interest divided by the Percentage Interests of all Purchasing Members.

(c) Conditions of Purchase by Company. At the closing, which shall take place at the principal place of business of the Company on a date and time mutually agreed upon by the Managers and the Offeror, the Offeror shall deliver to the Company (i) a duly executed and acknowledged instrument of assignment transferring the Interest of the Offeror to the Company and (ii) evidence of the absence of any liens, security interests and encumbrances as the Managers, shall reasonably request; and the Offeror shall pay all transfer or similar taxes due in connection with the conveyance of the Interest. The Company shall (i) pay the purchase price to the Offeror in accordance with the Offer, the cash portion thereof by wire transfer, or certified or bank cashier’s check payable to the order of the Offeror, and (ii) deliver to the Offeror a duly executed agreement indemnifying the Offeror against claims arising from or in connection with the Company except obligations of the Company which the Offeror may have incurred prior to the date of such closing. The Members shall execute all amendments to the Articles and/or this Agreement as may be required to reflect the transfer of the offered Offeror’s interest.

(d) Conditions of Purchase by Members. At the closing, which shall take place at the principal place of business of the Company on a date and time mutually agreed upon by the Purchasing Members and the Offeror, the Offeror shall deliver to each Purchasing Member (i) duly executed and acknowledged instruments of assignment transferring that portion of the Offeror’s Interest being purchased to such Purchasing Member and (ii) evidence of the absence of any liens, security interests and encumbrances as the Purchasing Member, or the Purchasing Member’s designee(s) shall reasonably request; and the Offeror shall pay all transfer or similar taxes due in connection with the conveyance of the Interest. Each Purchasing Member shall (i) pay the purchase price for that portion of the Offeror’s Interest being purchased, in accordance with the Offer, the cash portion thereof by wire transfer, or certified or bank cashier’s check payable to the order of the Offeror, and (ii) deliver to the Offeror a duly executed agreement indemnifying the Offeror against claims arising from or in connection with the Company except obligations of the Company which the Offeror may have incurred prior to the date of such closing. The Members shall execute all amendments to the Articles of Organization and/or this Agreement as may be required to reflect the transfer of the Offeror’s Interest.

(e) Sale to Third Party Purchaser. If no Second Exercise Notice is received by the Second Response Date, the Offeror shall have the right to sell the Offeror’s Interest to a third party purchaser on the same terms and conditions contained in the Offer for a period of sixty (60) days following the expiration of the Second Response Date. If a binding contract to sell such Interest is not entered into between the Offeror and a third party purchaser within such sixty (60)-day period, any sale thereafter shall be subject to the provisions of this Section 9.5. In the event of a completed sale of the Offeror’s Interest to the third party purchaser, such third party purchaser shall have the rights, duties and obligations of a Member pursuant to Section 9.2(b) above subject to compliance with the requirements hereof.

9.5 Right of Redemption. Each Member who has acquired a Member Interest through gift shall have the right and power, during the thirty (30)-day period commencing with such Member’s acquisition of such Interest during such taxable year, to have the Company purchase and redeem a portion of such Member’s Member Percentage Interest having a fair market value equal to the annual Federal gift tax exclusion under section 2503(b) of the Code, available to the transferor (or available to the transferor and the transferor’s spouse if an election is made under Code section 2513(a) to split gifts during such calendar year for Federal gift tax purposes) which value shall be determined without giving effect to this Section 9.5 Right of Redemption. The Member shall exercise the right of redemption under this Section 9.5 by written notice to the Company within said thirty (30)-day period.

9.6 Additional Transfer Restriction. Notwithstanding any other provision contained herein, without the consent of the Members, a Member or an Unadmitted Assignee may not transfer his, her or its Interest in the Company if such transfer, when aggregated with any prior transfers of Interests in the Company results in a sale or exchange within a 12-month period of 50% or more of the Interests of the Company within the meaning of Code section 708(b).

9.7 Involuntary Transfer of Interest. If the Interest of a Member or Unadmitted Assignee is taken or encumbered by levy, foreclosure, charging order, execution, assignment for the benefit of creditors or other similar involuntary proceeding (an “Involuntary Transfer”) or if a Member or Unadmitted Assignee voluntarily files or is involuntarily subject to a bankruptcy proceeding (the “debtor Member”), the statutory or other involuntary assignee (the “Involuntary Assignee”) of such Interest or the debtor Member, as the case may be, shall have only the rights, duties and obligations of an Unadmitted Assignee in accordance with Section 9.2(c) hereof, unless such Involuntary Transferee or debtor Member is admitted to the Company as a Member in accordance with the provisions of Section 9.2(b) of this Agreement. If the Involuntary Transferee has a right to dispose of the Interest in which it has a security interest or a Bankruptcy Court or its representative has a right to do so (the “Seizing Creditor”), the Seizing Creditor may complete a public or private sale to itself or third party only after the Seizing Creditor has offered such Interest by private sale to the Company and other Members pursuant to the procedures in Section 9.4. In connection therewith such Seizing Creditor shall obtain a bona fide written offer from a third-party purchaser or make an offer itself. If the Company or other Members elect to purchase the Interest of the Seizing Creditor, debtor Member or Unadmitted Assignee pursuant to this Section 9.7 and the procedures set forth in Section 9.4 hereof, or if they do not elect to do so and the Seizing Creditor completes the purchase, the proceeds from such sale shall be first remitted to any creditors of the debtor Member or Unadmitted Assignee which have a security interest in the Interest superior to the Seizing Creditor to satisfy all of the debtor Member’s or Unadmitted Assignee’s indebtedness to such superior creditors, if any, then to the Seizing Creditor to satisfy all indebtedness of the debtor Member or Unadmitted Assignee to the

Seizing Creditor, with the balance, if any, to be remitted to other creditors of the debtor Member or Unadmitted Assignee which have a security interest in the Interest inferior to the Seizing Creditor to satisfy all indebtedness of the debtor Member or Unadmitted Assignee to such inferior creditors, if any, with the balance, if any, to be remitted to the debtor Member or Unadmitted Assignee or as specified by a Bankruptcy Court.

9.8 Death, Incompetency or Termination of a Member. On the death or incompetency of a Member (who is a natural person), any personal representative, guardian, trustee or other successor in interest of such deceased or incompetent Member shall have the rights, duties and obligations of an Unadmitted Assignee as defined in Section 9.2(c) hereof, unless such person is admitted to the Company as a Substitute Member in accordance with the provisions of this Agreement. Further, if the Member is an Entity and is dissolved or terminated, the Member’s legal representatives or successors in interest shall have the same rights duties and obligations as an Unadmitted Assignee as provided in Section 9.2(c), unless such person is admitted to the Company as a Substitute Member in accordance with the provisions of this Agreement.

ARTICLE X—Books and Records; Bank Accounts; Tax Matters Partner

10.1 Records at Designated Office. The Managers will cause the Company to keep at its designated office the following records:

(a) a current list in alphabetical order of the full name and last known business street address of each Member;

(b) a copy of the stamped Articles of Organization and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate of amendment has been executed;

(c) a copy of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

(d) a copy of any financial statements of the Company, if any, for the three most recent years;

(e) a copy of this Agreement;

(f) a copy of the minutes, if any, of each meeting of Members and of any written consents obtained from Members; and

(g) unless otherwise set forth in the Articles of Organization, a written statement setting forth:

(i)	the amount of cash and a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute;

(ii)	the times at which, or the events on the happening of which, any additional contributions agreed to be made by each Member are to be made;

(iii)	any right of a Member to receive distributions which include a return of all or any part of the Member’s contributions;

(iv)	any date or event upon the happening of which a Member is entitled to payment in redemption of the Member’s interest in the Company; and

(v)	any date or event upon the happening of which the Company is to be dissolved and its affairs wound up.

10.2 Books and Records. The Managers shall keep or cause to be kept complete and accurate books and records of the Company, using the same methods of accounting which are used in preparing the required tax returns of the Company to the extent applicable and otherwise in accordance with generally accepted accounting principles consistently applied. Such books and records shall be maintained and be available, in addition to any documents and information required to be kept under the Act, at its principal office, for examination and copying by any Member, or his or her duly authorized representative, at his or her reasonable request and at his or her expense during ordinary business hours. A current list of the full name and last known address of each Member, a copy of this Agreement, any amendments thereto and the Articles, executed copies of all powers of attorney, if any, pursuant to which this Agreement or the Articles or any amendment has been executed, copies of the Company’s financial statements and required tax returns and reports, if any, for the three most recent years, shall also be maintained at such office.

10.3 Bank Accounts. Bank accounts and/or other accounts of the Company shall be maintained in such banking and/or other financial institution(s) as shall be selected by the Managers, and withdrawals shall be made and other activity conducted on such signature or signatures as shall be designated by the Managers.

10.4 Filing Returns and Other Writings; Tax Matters Partner.

(a) The Managers shall cause the preparation and timely filing of all required Company tax returns and shall, on behalf of the Company, timely file all other writings required by any governmental authority having jurisdiction to require such filing. On or before the date which is 15 days before the due date (including extensions) of any required federal income tax return of the Company for each year, each Member shall be furnished with a copy of his or her Schedule K-1 with respect to the Company’s federal income tax return for the year.

(b) The “Tax Matters Partner,” as defined in Section 6231(a)(7) of the Code, shall be Kilgore Companies, LLC.

(c) Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the federal income taxation of the Company and/or the Members.

(d) The provisions of this Section 10.4 shall survive the termination of the Company or the termination of any Member’s Interest and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company and/or the Members.

ARTICLE XI—Dissolution and Winding Up

11.1 Dissolution. The Company will be dissolved upon the occurrence of any of the following events (each a “Dissolution Event”):

(a) an event or circumstance that the operating agreement or articles of organization states causes dissolution;

(b) the consent of all the Members of the Company;

(c) the passage of ninety (90) consecutive days during which the Company has no members;

(d) the Company is not the successor company in the merger or consolidation of two or more companies;

(e) upon application by a Member, the entry of a court order dissolving the company on the grounds that the conduct of the Company makes it unlawful for the business of the Company to be carried on, or that it is not reasonably practicable to carry on the Company’s activities in conformity with the Articles of Organization and this Agreement; or

(f) upon application by a member or dissociated member, the entry of a court order dissolving the company on the grounds that the managers or those members in control of the company have acted, are acting, or will act in a manner that is illegal or fraudulent, or have acted or are acting in a manner that is oppressive and was, is, or will be directly harmful to the applicant.

11.2 Deemed Distribution and Reconstitution. Notwithstanding any other provisions of this Article, if the Company is liquidated within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(g), but no Dissolution Event has occurred, the assets of the Company shall not be sold or distributed, the Company’s debts and other liabilities shall not be paid or otherwise provided for and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have distributed its assets in-kind to the Members, who shall be deemed to have taken subject to all debts of the Company and other liabilities all in accordance with their respective Capital Accounts Immediately thereafter, the Members shall be deemed to have re-contributed the assets in-kind to the Company, which shall be deemed to have taken subject to all such liabilities.

11.3 Winding Up.

(a) Upon the occurrence of a Dissolution Event, the Managers shall wind up the Company’s affairs.

(b) The Managers shall sell such assets as the Managers deem proper to pay or provide for the Company’s debts or liabilities and to generate cash for distribution to the Members.

(c) Any cash or other assets, based on their fair market values, remaining, after paying or providing for payment of the debts and liabilities of the Company, in any order of priority required by the Act, shall be distributed to the Members as provided in Section 11.4 hereof, provided that no Member shall be required to accept more than such Member’s pro rata share of any asset.

11.4 Tax Law Requirements; Deficit Capital Accounts. If the Company is “liquidated” within the meaning of Treasury Regulations section 704-1(b)(2)(ii)(g) following a Dissolution Event, distributions shall be made to the Members who have positive Capital Accounts (after giving effect to all contributions, distributions and allocations for all tax years, including the tax year during which such liquidation occurs) in compliance with Treasury Regulations section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in his Capital Account after giving effect to all such contributions, distributions and allocations, such Member shall have no obligation to make any contributions to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to another person or entity for any purpose whatsoever.

11.5 State Law Compliance.

(a) The Managers may utilize any provisions of the Act designed to limit liability of the Members after distribution of the Company’s assets.

(b) The Managers shall take all steps which are required by the Act to complete the dissolution of the Company of record.

ARTICLE XII — Miscellaneous

12.1 Binding Effect, Not for Benefit of Creditors. Subject to the restrictions on transfers set forth herein, the terms of this Agreement shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors-in-title, heirs, legal representatives and assigns; and each and every successor-in-interest to any Member, whether such successor acquires his, her or its interest by way of inheritance, gift, purchase, foreclosure or any other method, and each Member shall hold his, her or its interest subject to all of the terms and provisions of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any Member (including any Member acting in his or her capacity as a creditor of the Company).

12.2 Amendment. No change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment shall be in writing and duly adopted by all Members. Any amendment made pursuant to this Section 12.2 may be made effective as of the date of this Agreement.

12.3 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

12.4 Severability of Provisions. Each provision of this Agreement shall be considered severable and, if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

12.5 Waiver of Partition. Each Member agrees that irreparable damage would be done to the Company if any Member brought an action in court to dissolve the Company. Accordingly, except as may be otherwise expressly authorized in this Agreement, each Member agrees that he, she or it shall not, either directly or indirectly, take any action to require partition or appraisement of the Company or of any of the assets or properties of the Company, and notwithstanding any provisions of this Agreement to the contrary, each Member (and his, her or its successors and assigns) accepts the provisions of this Agreement as his, her or its sole entitlement on termination, dissolution or liquidation of the Company and hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale or other liquidation with respect to his, her or its Interest, in or with respect to, any assets or properties of the Company; and each Member agrees that he, she or it will not petition a court for the dissolution, termination or liquidation of the Company.

12.6 Personal Jurisdiction. Subject to the provisions of Section 12.8, the Company, the Managers and the Members hereby irrevocably consent to the jurisdiction of every applicable court in the State of Wyoming for purposes of any litigation among or between the Company, any Manager and/or any Member concerning the Company or this Agreement. In any such proceeding, the Company and each Member shall be deemed to have waived his, her or its right to a trial by jury. The parties hereto hereby individually agree that they shall not assert any claim that they are not subject to the jurisdiction of such court, that the venue is improper, that the forum is inconvenient or any similar objection, claim or arguments. Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such person by regular or certified mail to the address of such person set forth herein or to any subsequent address to which notices shall be sent.

12.7 Title to Assets. Title to the assets and to any other property, real or personal, owned by or leased to the Company shall be held in the name of the Company unless, in the opinion of counsel to the Company or if the Managers so determine, it is advisable to hold record title in a nominee or in a limited liability company or other entity wholly owned, directly or indirectly, by the Company.

12.8 Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Wyoming, notwithstanding any choice of law rules to the contrary.

12.9 Entire Agreement. This Agreement, including the Articles of Organization, which is hereby incorporated herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

12.10 Non-Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s right to demand strict compliance in the future. No consent or waiver, expressed or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

12.11 Notices. Any and all notices provided under this Agreement shall be treated as having been received (i) on the fourth business day after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) on the first business day after being sent by commercial expedited delivery service providing a receipt for delivery or by telecopy or e-mail by a machine providing automatic, printed confirmation of successful transmission (if the telecopy number or e-mail address, as the case may be, of the person to whom the notice is addressed is set forth as part of such person’s address for purposes of this Agreement) or by United States Postal Service express mail. All such notices in order to be effective shall be addressed, if to a Manager or the Company at the principal office of the Company, if to a Member at the last address of record on the Company’s books, and copies of such notices shall also be sent to the last address for the recipient which is known to the sender, if different from the address so specified.

12.12 Titles, etc. Article and paragraph titles are for descriptive purposes only and shall not control or alter the meaning of the Agreement as set forth in the text. As used herein, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

12.14 Counterparts/Signatures. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties notwithstanding that all parties have not signed the same counterpart. Signatures sent via facsimile or other electronic transmission shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the dates shown below, effective as of the date first shown above.

MEMBER: Kilgore Companies, LLC

Date: 12/22/11	By: Its:	/s/ Richard J. Barrett Chief Operating Officer

MANAGERS:

Date: 12/22/11	/s/ Jason T. Kilgore Jason T. Kilgore

Date: 12/22/11	/s/ Richard J. Barrett Richard J. Barrett

SCHEDULE A

(Attached to and forming part of Operating Agreement)

INITIAL CAPITAL CONTRIBUTIONS

1	2	3	4
Member’s Name and Address	Initial Capital Contribution	Agreed Value of Initial Capital Contribution	Percentage Interest
1. Kilgore Companies, LLC, 8201 W. 5400 S., Magna, Utah 84044	$10,000 Dollars	$10,000 Dollars	100%

2. Richard J. Barrett 3565 Saddleback Rd. Park City, UT 84098	$0.00 Dollars	$0.00 Dollars	0%

3. Jason T. Kilgore 13614 Carolina Hill Crt. Draper, UT 84020	$0.00 Dollars	$0.00 Dollars	0%
	Total	$10,000 Dollars	100%